Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION

AT CBRE REALTY FINANCE:

Michael Angerthal

Chief Financial Officer

(860) 275-6222

michael.angerthal@cbrerealtyfinance.com

CBRE REALTY FINANCE, INC. CONFIRMS STABLE LIQUIDITY

Hartford, CT, March 7, 2008 – CBRE Realty Finance, Inc. (NYSE: CBF) today announced, in light of the movement in the Company’s stock over the last two trading days, that its liquidity position remains stable as a result of steps the Company has taken over the course of the last quarter to continue to strengthen its financial condition. Specifically, the Company noted that:

•	Its current unrestricted cash position is $18.5 million;

•	The current outstanding balance of its warehouse facility is $36.1 million, down from $144.2 million at year end, secured by $78.3 million of assets resulting in a 46.1 percent loan to value ratio;

•	Currently approximately 95 percent of the Company’s CMBS, loans and lending investments are match funded and term financed through the Company’s $1.34 billion of long term debt financing; and

•

Rating agencies affirmed in January 2008 and February 2008 all classes of notes issued by the Company’s $1.0 billion collateralized debt obligation (“CDO”). In September 2007, Fitch affirmed ratings on all classes of loans in the Company’s $600 million CDO.

Kenneth J. Witkin, president and chief executive officer commented, “We believe it is important to get correct information into the market about the progress we are making in stabilizing our business and strengthening our financial condition. We look forward to discussing this information in more detail on our upcoming earnings call.”

CBRE Realty Finance will issue its full fourth quarter and full year 2007 financial results before the market opens on Thursday, March 13, 2008.

The Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement (the “2008 Proxy Statement”) relating to its 2008 annual meeting of stockholders, which has not yet been scheduled. The Company, its directors and certain of its officers may be deemed, under the SEC’s rules, to be participants in a solicitation of proxies from its stockholders in connection with the 2008 annual meeting of stockholders. Information regarding those directors and officers and their respective interests is set forth in the Schedule 14A filed by the Company with the SEC on February 4, 2008. Investors should read the 2008 Proxy Statement when it becomes available because it will contain important information. Investors can obtain the Schedule 14A and, after it is filed, will be able to obtain the 2008 Proxy Statement for free at the SEC’s website at www.sec.gov and the Company’s website at www.cbrerealtyfinance.com.

About CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc. is a commercial real estate specialty finance company primarily focused on originating, acquiring, investing in, financing and managing a diversified portfolio of commercial real estate-related loans and securities. CBRE Realty Finance has elected to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. CBRE Realty Finance is externally managed and advised by CBRE Realty Finance Management, LLC, an indirect subsidiary of CB Richard Ellis Group, Inc. and a direct subsidiary of CBRE/Melody & Company. For more information on the Company, please visit the Company’s website at http://www.cbrerealtyfinance.com.

Forward-Looking Information

This press release contains forward-looking statements based upon the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. The factors that could cause actual results to vary from the Company’s forward-looking statements include the Company’s future operating results, its business operations and prospects, general volatility of the securities market in which the Company invests and the market prices of its common stock, changes in interest rates, debt securities market, general economy or commercial finance and real estate markets specifically, credit conditions of the Company’s portfolio and in the market generally, performance and financial condition of borrowers and corporate customers, future impairments, increased prepayments of the mortgage and other loans underlying the Company’s investments, the status of the class action lawsuit, and other factors, which are beyond the Company’s control. The Company undertakes no obligation to publicly update or revise any of the forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

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